                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated January 24, 1996, with respect to the consolidated financial statements and schedule of VIVRA Incorporated included in its Annual Report on Form 10-K for the year ended November 30, 1995 and the inclusion of our report dated June 7, 1995 with respect to the supplemental consolidated financial statements and schedule of VIVRA Incorporated at November 30, 1995 and 1994 and for each of the three years in the period ended November 30, 1995, appearing in the Registration Statement (Form S-4 No. ________) and related Prospectus of VIVRA Incorporated for the registration of 5,000,000 shares of common stock.


                                    ERNST & YOUNG LLP

Los Angeles, California
June 21, 1996